Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Evoke Pharma, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	810,000 (2)	$1.44 (3)	$1,166,400 (3)	$110.20 per $1,000,000	$128.54
Equity	Common Stock	Rule 457(c) and Rule 457(h)	170,000 (4)	$1.44 (3)	$244,800 (3)	$110.20 per $1,000,000	$26.98
Total Offering Amounts					$1,411,200		$155.52
Total Fee Offsets (5)							$ -
Net Fee Due							$155.52
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the Evoke Pharma, Inc. 2013 Equity Incentive Award Plan (as amended and restated, the “2023 Plan”) and the Evoke Pharma, Inc. 2013 Employee Stock Purchase Plan (as amended and restated, the “ESPP”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding common stock.
(2)
Represents 810,000 shares of common stock available for future issuance under the 2013 Plan or that may become issuable under the 2013 Plan pursuant to its terms.
(3)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on August 8, 2023, which date is within five business days prior to filing this Registration Statement.
(4)
Represents 170,000 shares of common stock available for future issuance under the ESPP or that may become issuable under the ESPP pursuant to its terms.
(5)
The Registrant does not have any fee offsets.